Exhibit 15.17

Report of Independent Auditors

To the Board of Directors of

Apeitda Co., Ltd.

Opinion

We have audited the accompanying financial statements of Apeitda Co., Ltd. (the “Company”), which comprise the statements of financial position as of December 31, 2024 and 2023, and the related statements of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”)

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

May 14, 2025

APEITDA CO., LTD.

STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

	Note		December 31, 2024	December 31, 2023
			(In thousands of Korean won)
Assets
Cash and cash equivalents	14,16,18,21	₩	344,537	659,606
Accounts receivable — trade, net	13,16,21		18,449	-
Accounts receivable — other, net	13,16,21		-	30
Other current assets	12		2,279	2,164
Value added tax receivable			-	384
Current tax assets			-	8,289
Total current assets			365,265	670,473
Long-term investment securities	16,21		71,941	93,219
Property, plant and equipment including right-of-use assets	15,22		220,843	301,006
Other non-current financial assets	16,21		431,827	385,494
- Related parties	24		431,827	385,494
- Non-related parties			-	-
Other non-current non-financial assets	12		-	30,000
Deferred tax assets	11		-	15,771
Total non-current assets			724,611	825,490
Total assets		₩	1,089,876	1,495,963
Liabilities
Trade and other payables	16,20,21	₩	19,112	19,119
Other current non-financial liabilities			116,588	133,700
- Related parties	24		115,000	128,905
- Non-related parties			1,588	4,795
Value added tax payable			1,267	-
Current portion of long-term borrowings, net	16,19,21,23		-	100,000
- Related parties	24		-	100,000
- Non-related parties			-	-
Current tax liabilities			5,002	-
Total current liabilities			141,969	252,819
Defined benefit liabilities	10		121,520	139,459
Total non-current liabilities			121,520	139,459
Total liabilities		₩	263,489	392,278

The accompanying notes are an integral part of these financial statements.

APEITDA CO., LTD.

STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

	Note		December 31, 2024	December 31, 2023
			(In thousands of Korean won)
Equity
Share capital	17	₩	10,000	10,000
Other reserves	17		(51,945)	(81,522)
Retained earnings			868,332	1,175,207
Total equity			826,387	1,103,685
Total liabilities and equity		₩	1,089,876	1,495,963

The accompanying notes are an integral part of these financial statements.

APEITDA CO., LTD.

STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2024 and 2023

	Note		2024	2023
			(In thousands of Korean won except per share data)
Revenues
Contents revenue	6,7	₩	17,703	90,000
Cost of revenues	8		-	(26,473)
Gross profit			17,703	63,527
Selling, general and administrative expenses	8		(315,021)	(320,482)
Other income	8		2	256
Other expenses	8		(30,359)	(526)
Operating loss			(327,675)	(257,225)
Finance income	9,16		52,319	87,852
- Related parties	24		46,334	41,362
- Non-related parties			5,985	46,490
Finance costs	9,16		(23,943)	(1,269)
Loss before income tax			(299,299)	(170,642)
Income tax benefit (expenses)	11		(7,576)	14,612
Loss for the year		₩	(306,875)	(156,030)
Other comprehensive income (loss)
Items that will not be reclassified to income or loss:
Remeasurement of defined benefit liabilities	10		29,577	(40,126)
Total comprehensive loss for the year		₩	(277,298)	(196,156)

The accompanying notes are an integral part of these financial statements.

APEITDA CO., LTD.

STATEMENTS OF CHANGES IN EQUITY

For the Years Ended December 31, 2024 and 2023

		Share capital	Other components of equity	Retained earnings	Total
		(In thousands of Korean won)
Balance at January 1, 2023	₩	10,000	(41,396)	1,331,237	1,299,841
Total comprehensive income (loss) for the year
Loss for the year		-	-	(156,030)	(156,030)
Remeasurement of defined benefit liabilities		-	(40,126)	-	(40,126)
Total comprehensive loss for the year		-	(40,126)	(156,030)	(196,156)
Balance at December 31, 2023	₩	10,000	(81,522)	1,175,207	1,103,685
Balance at January 1, 2024	₩	10,000	(81,522)	1,175,207	1,103,685
Total comprehensive income (loss) for the year
Loss for the year		-	-	(306,875)	(306,875)
Remeasurement of defined benefit liabilities		-	29,577	-	29,577
Total comprehensive income (loss) for the year		-	29,577	(306,875)	(277,298)
Balance at December 31, 2024	₩	10,000	(51,945)	868,332	826,387

The accompanying notes are an integral part of these financial statements.

APEITDA CO., LTD.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

	Note		2024	2023
			(In thousands of Korean won)
Cash flows from operating activities	23
Loss for the year		₩	(306,875)	(156,030)
Adjustments to reconcile net income (loss) to net cash provided by operating activities			75,782	260,798
Interest received			552	24,616
Income taxes refunded (paid)			12,528	(289,353)
Dividend received			1,256	1,121
Net cash outflow from operating activities		₩	(216,757)	(158,848)
Cash flows from investing activities
Disposal of short-term financial instruments		₩	-	500,000
Purchase of long-term investment securities			(66,933)	(40,944)
Disposal of long-term investment securities			68,193	38,989
Purchase of property and equipment			-	(70,400)
Net cash inflow in investing activities		₩	1,260	427,645
Cash flows from financing activities	23
Repayment of long-term borrowings		₩	(100,000)	(82,900)
- Related parties			(100,000)	(82,900)
- Non-related parties			-	-
Net cash outflow in financing activities		₩	(100,000)	(82,900)
Effect of exchange rate changes on cash and cash equivalents			428	13
Net increase (decrease) in cash and cash equivalents			(315,497)	185,897
Cash and cash equivalents at beginning of the year	14		659,606	473,696
Cash and cash equivalents at end of the year	14	₩	344,537	659,606

The accompanying notes are an integral part of these financial statements.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

1. Reporting entity

The Company

Apeitda Co., Ltd. (“the Company”) was incorporated in January 2013 and the Company’s registered office is at 156, Ohyeon-ro, Anigbogu, Seoul, Korea. The Company is primarily providing the media production service that consists of planning, producing, and selling the theatrical films and television programs. The Company is specialized film production company with expertise in action and thriller genres.

The Company’s major shareholders and their respective percentage of ownership as of December 31, 2024 and 2023 are as follows:

	December 31, 2024		December 31, 2023
	Number of shares	Ownership (%)	Number of shares	Ownership (%)
Jung, Byung Gil	9,000	90%	9,000	90%
Seo, Sun Yeo	1,000	10%	1,000	10%
Total	10,000	100%	10,000	100%

2. Basis of Accounting

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”). These financial statements were authorized for issuance by the Board of directors on May 14, 2025.

Details of the Company’s accounting policies, including changes thereto, are included in Note 5.

Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items, which are measured on an alternative basis on each reporting date.

Items	Measurement bases
Financial instruments measured at fair value through profit or loss (“FVTPL”)	Fair value
Defined benefit liabilities	Present value

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

3. Functional and presentation currency

These financial statements are presented in Korean Won, which the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

4. Use of judgements and estimates

In preparing these financial statements, management has made judgements and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

A.	Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the financial statements is included in the following notes:

Note 7(B): revenue recognition: whether revenue from providing service is recognized over time or at a point in time; and

Note 22(A): lease term: whether the Company is reasonably certain to exercise extension options.

B.	Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

●	Note 10(C): defined benefit obligations;

●	Note 11(A): uncertain tax treatments.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

i.	Measurement of fair values

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for financial assets.

When measuring the fair value of a financial instruments measured at FVTPL, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

●	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

●	Note 21(B): financial instruments.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

5. Material accounting policies

The material accounting policies followed by the Company in preparation of its financial statements are as follows:

A.	New and amended standards or interpretations adopted by the Company

The Company has applied the following standards and amendments for the first time for their annual reporting period commencing January 1, 2024.

IAS 1 Presentation of Financial Statements - Classification of Liabilities as Current or Non-current, Non-current Liabilities with Covenants

The amendments to IAS 1 clarify that liabilities are classified as either current or non-current, depending on the substantive rights that exist at the end of the reporting period. Classification is unaffected by the likelihood that an entity will exercise right to defer settlement of the liability or the expectations of management. Also, the settlement of liability includes the transfer of the entity’s own equity instruments, however, it would be excluded if an option to settle them by the entity’s own equity instruments if compound financial instruments is met the definition of equity instruments and recognized separately from the liability. Covenants that the entity must comply with after the end of the reporting period do not affect the classification of a liability at the end of the reporting period. However, if a liability is classified as non-current as of the end of the reporting period despite covenants that must be complied with within 12 months after that date, the entity shall disclose information about the risk that the liability could become repayable within 12 months after the reporting period. The amendments do not have a significant impact on the financial statements.

IAS 7 Statement of Cash Flows - IFRS 7 Financial Instruments: Disclosures – Supplier finance arrangements

The amendments to IAS 7 require entity to disclose information about its supplier finance arrangements that enables users of financial statements to assess the effects of those arrangements on the entity’s liabilities and cash flows and on the entity’s exposure to liquidity risk when applying supplier finance arrangements. The amendments do not have a significant impact on the financial statements.

IFRS 16 – Lease Liability in a Sale and Leaseback

The amendments to IFRS 16 require a seller-lessee shall determine lease payments or revised lease payments in a way that the seller-lessee would not recognize any amount of the gain or loss that relates to the right of use retained by the seller-lessee when subsequently measuring lease liabilities arising from a sale and leaseback. The amendments do not have a significant impact on the financial statements.

B.	New and amended standards or interpretations not yet adopted by the Company

The following new accounting standards and interpretations that have been published that are not mandatory for December 31, 2024 reporting periods and have not been early adopted by the Company.

IAS 21 The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require exchangeability of two currencies should be assessed in order to clarify reporting of foreign currency transactions in the absence of normal-functioning foreign exchange market. The amendments also require applicable spot exchange rate should be determined when the assessment indicates two currencies lack exchangeability. The amendments are effective for annual reporting periods beginning on or after January 1, 2025, with early application permitted. The Company does not expect that these amendments have a significant impact on the Company’s financial statements.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

IFRS 9 Financial Instruments - IFRS 7 Financial Instruments: Disclosures – Classification and Measurement of Financial Instruments

The amendments clarify that a financial liability is derecognised on the ‘settlement date’ and introduce an accounting policy choice to derecognise financial liabilities settled using an electronic payment system before the settlement date. Other clarifications include the classification of financial assets with ESG linked features via additional guidance on the assessment of contingent features. Clarifications have been made to non-recourse loans and contractually linked instruments. Additional disclosures are introduced for financial instruments with contingent features and equity instruments classified at fair value through OCI. The amendments should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted, with an option to early adopt the amendments for contingent features only. The Company does not expect that these amendments have a significant impact on the financial statements.

Annual Improvements to IFRS Accounting Standards – Volume 11

The amendments are annual improvements to the following standards:

-	IFRS 1 First-time adoption of International Financial Reporting Standards;

-	IFRS 7 Financial instruments: Disclosures;

-	IFRS 9 Financial instruments;

-	IFRS 10 Consolidated financial instruments; and

-	IAS 7 Statement of cash flows

The new standard should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

Items in the statement of profit or loss will need to be classified into one of five categories: operating, investing, financing, income taxes and discontinued operations. IFRS 18 requires the Company to present specified totals and subtotals: ‘Operating profit or loss’, ‘Profit or loss’ and ‘Profit or loss before financing and income taxes’. Information related to management-defined performance measures should be disclosed. IFRS 18 also provides enhanced guidance on the principles of aggregation and disaggregation which focus on grouping items based on their shared characteristics. The new standard should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 19 Subsidiaries without Public Accountability: Disclosures

IFRS 19 allows eligible subsidiaries to apply IFRS Accounting Standards with the reduced disclosure requirements of IFRS 19. A subsidiary may choose to apply the new standard in its consolidated, separate or individual financial statements provided that, at the reporting date, it does not have public accountability, and its parent produces consolidated financial statements under IFRS Accounting Standards. A subsidiary applying IFRS 19 is required to disclose in its explicit and unreserved statements of compliance with IFRS Accounting Standards that IFRS 19 has been adopted. The amendments should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company does not expect that these amendments have a significant impact on the financial statements.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Foreign currency

Transactions in foreign currencies are translated into the functional currency of Company at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non- monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within finance costs. Translation differences on non-monetary assets and liabilities carried at fair value are reported as part of the fair value gain or loss.

However, foreign currency differences arising from the translation of the following items are recognized in OCI:

●	an investment in equity securities designated as at FVOCI (except on impairment, in which case foreign currency differences that have been recognized in OCI are reclassified to profit or loss);

●	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; and

●	qualifying cash flow hedges to the extent that the hedges are effective.

D.	Revenue from contracts with customers

The Company generates revenue primarily through providing the media production service.

The Company determines revenue recognition by:

●	identifying the contract, or contracts, with a customer;

●	identifying the performance obligations in each contract;

●	determining the transaction price;

●	allocating the transaction price to the performance obligations in each contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

Media production revenue

The Company operates the media production business that consists of planning, producing, and selling the theatrical films and television programs. The Company identifies the license which is provided along with media product as combined output and recognizes revenue over time by measuring its progress based on cost incurred towards complete satisfaction of the performance obligation in accordance with Paragraph 35 (2) of IFRS 15 Revenue from contracts with customers. The percentage-of-completion for each contract is calculated by dividing the cumulative cost incurred in relation to service performed by the Company by estimated total contract costs.

The Company recognizes unbilled receivables from media production service as contract assets and recognizes receipts in advance for prepaid media production services as contract liabilities. The Company capitalizes the cost associated with the production, including development costs, direct costs, and production overhead per title as prepayments and prepaid expenses. The Company amortizes the capitalized asset in ‘Cost of revenues’ on the statements of comprehensive income based on the percentage-of-completion for each contract.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

In addition to media production revenue, according to the terms of the contract with the customer, the Company is providing additional cable TV rights for the produced film with no other goods or services to be transferred to the customer under the contract apart from the obligation to provide licenses. The license agreement pertains to the right to use the entity’s intellectual property as that intellectual property exists at the point in time. This means that at the time of transferring the license, the customer can instruct the use of the license and obtain most of the remaining benefits arising from the license. For the rights, revenue is recognized at the point when the rights become available for use after the execution of the rights usage agreement.

In certain licensing agreements, the Company is entitled to receive consideration in the form of sales-based royalties, which are calculated as a percentage of the customer’s sales of licensed media content. In accordance with Paragraph B63 of IFRS 15 Revenue from Contracts with Customers, the Company recognizes revenue from such arrangements only when the subsequent sales occur.

E.	Operating segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The chief operating decision-maker has been identified as the chief executive officer. The Company’s operating segment has been determined to be a single business unit, for which the Company generates identifiable financial information that is regularly reported to the chief executive officer for the purpose of resource allocation and assessment of segment performance. The Company has a reportable segment as described in Note 6. Segment results that are reported to the chief operating decision maker include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

F.	Employee benefits

i.	Short- term employee benefits

Short-term employee benefits are employee benefits due to be settled within 12 months after the end of the period in which the employees render related services. When an employee has rendered a service to the Company during an accounting period, the Company recognizes the undiscounted amount of short-term employee benefits expected to be paid in exchange for that service

ii.	Defined benefit plans

The Company’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually using the projected unit credit method. When the calculation results in a potential asset for the Company, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then- net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

G.	Finance income and finance costs

The Company’s finance income and finance costs include:

●	interest income;

●	interest expense;

●	dividend income;

●	the net gain or loss on financial assets at FVTPL;

●	the foreign currency gain or loss on financial assets and financial liabilities;

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

●	the gross carrying amount of the financial asset; or

●	the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

H.	Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

The Company has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

i.	Current income tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Current tax assets and liabilities are offset only if certain criteria are met.

-	has a legally enforceable right to set off the recognized amounts; and

-	intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

ii.	Deferred income tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

●	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

●	temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

●	taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Company has not rebutted this presumption.

Deferred tax assets and liabilities are offset only if certain criteria are met.

-	has a legally enforceable right to set off the recognized amounts; and

-	intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

I.	Cash and cash Equivalents

Cash and cash equivalents comprise cash on hand, deposits held at banks, and investment securities with maturities of three months or less from the acquisition date that are easily convertible to cash and subject to an insignificant risk of changes in their fair value.

J.	Property, plant and equipment

i.	Recognition and measurement

Items of property, plant and equipment are measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.

ii.	Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company. The carrying amount of the replaced parts are derecognized and the repairs and maintenance expenses are recognized in profit or loss in the period they are incurred.

iii.	Depreciation

Depreciation is calculated using the straight-line method to allocate the cost or revalued amounts of the assets, net of their residual values, over their estimated useful lives as follows:

Vehicles	5 years
Office equipment	5 years
Furniture and fixtures	5 years
Right-of-use assets	5 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

K.	Financial instruments

i.	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii.	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at:

●	amortized cost; or

●	FVTPL

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is to hold assets to collect contractual cash flows;

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL;

●	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Financial assets - Business model assessment

The Company makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

●	the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

●	how the performance of the portfolio is evaluated and reported to the Company’s management;

●	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

●	how managers of the business are compensated - e. g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

●	the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Company’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets - Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Company considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Company considers:

●	contingent events that would change the amount or timing of cash flows;

●	terms that may adjust the contractual coupon rate, including variable-rate features;

●	prepayment and extension features; and

●	terms that limit the Company’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Financial assets - Subsequent measurement and gains and losses

Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Financial liabilities - Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

iii.	Derecognition

Financial assets

The Company derecognizes a financial asset when:

●	the contractual rights to the cash flows from the financial asset expire; or

●	it transfers the rights to receive the contractual cash flows in a transaction in which either:

-	substantially all of the risks and rewards of ownership of the financial asset are transferred; or

-	the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognized in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

When changes were made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, the Company first updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, the Company applied the policies on accounting for modifications to the additional changes.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

L.	Impairment

i.	Non- derivative financial assets

Financial instruments and contract assets

The Company recognizes loss allowances for ECLs on:

●	financial assets measured at amortized cost; and

●	contract assets.

The Company also recognizes loss allowances for ECLs on lease receivables, which are disclosed as part of trade and other receivables.

The Company measures loss allowances at an amount equal to lifetime ECLs, except for the following, which are measured at 12-month ECLs:

●	debt securities that are determined to have low credit risk at the reporting date; and

●	other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition.

Loss allowances for trade receivables (including lease receivables) and contract assets are always measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment, that includes forward-looking information.

The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 12 months past due.

The Company considers a financial asset to be in default when:

●	the debtor is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realizing security (if any is held).

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Company expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

●	significant financial difficulty of the debtor;

●	a breach of contract such as a default or being more than 90 days past due;

●	the restructuring of a loan or advance by the Company on terms that the Company would not consider otherwise;

●	it is probable that the debtor will enter bankruptcy or other financial reorganization; or

●	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. For individual customers, the Company has a policy of writing off the gross carrying amount when the financial asset is 180 days past due based on historical experience of recoveries of similar assets. For corporate customers, the Company individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. The Company expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

ii.	Non- financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets (other than biological assets, investment property, developing contents, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

M.	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

i.	As a lessee

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Company has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The Company determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable under a residual value guarantee; and

●	the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

At the date of transition to IFRSs, The Company applies the following approach to all of its leases.

The Company measures that lease liability at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The Company measures right-of-use asset at its carrying amount as if IFRS 16 had been applied since the commencement date of the lease, but discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs.

The Company uses hindsight in applying IFRS 16 such as the determination of lease term for contracts that contain options to extend or terminate a lease.

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets (leases for which the underlying asset is valued at USD 5,000 or less) and short-term leases (leases that have a lease term of 12 months or less at the commencement date), including IT equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

N.	Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Company uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price - i. e. the fair value of the consideration given or received. If the Company determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

O.	Concentration of Credit Risk

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Company maintains reserves for potential credit losses, which are periodically reviewed.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

6. Operating segments

A.	Basis for segmentation

The Company’s operating segments have been identified to be a single business unit, by which the Company provides media production services.

The following summary describes the operations of each reportable segment.

Operating segment	Operations
Media Production	Planning, producing, and selling the media content such as theatrical films and television programs

The Company’s chief executive officer reviews the internal management reports at least quarterly.

B.	Geographic information

Media production segment is managed and operated in Seoul, South Korea. The geographic information analyses the Company’s revenue by the customer’s country of domicile and other countries. In presenting the geographic information, segment revenue and non-current assets have been based on the geographic location of customers.

Summary of the Company’s operation by region based on the location of customers for the years ended December 31, 2024 and 2023 is as follows:

		2024	2023
		(In thousands of Korean won)
Korea	₩	17,703	90,000

Summary of the Company’s non-current assets based on the location as of December 31, 2024 and 2023 is as follows:

		2024	2023
		(In thousands of Korean won)
Korea	₩	724,611	809,720

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Major customer

Revenues from major customers that amount to 10% or more of the Company’s revenue for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Customer A
Revenue	₩	-	90,000
%		-	100.0%
Customer B
Revenue		16,772	-
%		94.7%	-

7. Revenue

A.	Revenue streams

The Company generates revenue primarily through providing the services for planning, producing, and selling the media content such as theatrical films and television programs to third parties.

Revenue from contracts with customers for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Revenue from contracts with customers	₩	17,703	90,000

B.	Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by major products and service lines and timing of revenue recognition.

Revenue from contracts with customers based on the service contract type and the timing of satisfaction of performance obligations for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Major products/service lines
Media production	₩	17,703	90,000
Timing of revenue recognition
At a point in time	₩	17,703	90,000
Total	₩	17,703	90,000

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Contract balance

The balance of accounts receivables and contract liabilities from contracts with customers as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Account receivables – trade, net	₩	18,449	-

The contract liabilities primarily relate to the advance consideration received from customers for media production service, for which revenue is recognized over time. This will be recognized as revenue when the Company satisfies the performance obligations.

The amount of contract liabilities as of December 31, 2023 has been recognized as revenue in 2024 is nil (2023: Korean Won 90,000 thousand).

8. Income and Expenses

A.	Other income

Details of other income for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Miscellaneous income	₩	2	256

B.	Other expenses

Details of other expenses for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Impairment of prepayment (*)	₩	30,000	-
Miscellaneous expenses		359	526
Total	₩	30,359	526

(*)	Loss on impairment of prepaid movie development fee for the project that has been prolonged without progress.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Expenses by nature

Details of classification of expenses by nature for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean Won)
Employee benefits	₩	151,179	141,708
Depreciation		80,163	76,459
Actor’s appearance fee		-	19,300
Staff and equipment, etc		7,220	4,131
Transportation		27,965	26,261
Entertainment		7,378	20,250
Supplies		2,971	11,352
Vehicle maintenance		1,339	3,141
Advertising and marketing expenses		20,000	-
Other		16,806	44,353
Total	₩	315,021	346,955

Total expenses consist of cost of revenues and selling, general and administrative expenses.

9. Finance income and costs

Details of finance income and costs for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean Won)
Finance income
Interest income	₩	46,885	65,979
Dividend income		1,256	1,121
Unrealized gains on foreign currency translation		428	13
Gains on valuation of long-term investment securities		3,750	20,739
Total	₩	52,319	87,852
Finance costs
Realized losses on foreign currency transaction	₩	176	106
Losses on valuation of long-term investment securities		23,767	1,163
Total	₩	23,943	1,269

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

10. Employee benefits

Details of defined benefit liability recognized as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Defined benefit liability	₩	121,520	139,459

The Company operates defined benefit plans as a retirement pension scheme. Defined benefit plans expose the Company to actuarial risks, such as longevity risk, currency risk, interest rate risk and market (investment) risk.

A.	Movement in net defined benefit asset (liability)

Details of reconciliation from the opening balances to the closing balances for the net defined benefit liability and its components for the years ended December 31, 2024 and 2023 is as follows:

		Defined benefit obligation		Fair value of plan assets		Net defined benefit liabilities
		(In thousands of Korean won)
		2024	2023	2024	2023	2024	2023
Beginning Balance	₩	139,459	80,707	-	-	139,459	80,707
Included in profit or loss
Current service cost		14,391	9,863	-	-	14,391	9,863
Interest cost		6,204	4,354	-	-	6,204	4,354
Subtotal		20,595	14,217	-	-	20,595	14,217
Included in OCI
Remeasurement loss (gain)
Demographic assumption		(163)	-	-	-	(163)	-
Financial assumption		19,266	2,022	-	-	19,266	2,022
Adjustment based on experience		(57,637)	42,513	-	-	(57,637)	42,513
Subtotal		(38,534)	44,535	-	-	(38,534)	44,535
Ending Balance	₩	121,520	139,459	-	-	121,520	139,459

B.	Plan assets

There are no contributions funded to its defined benefit plans as of December 31, 2024 and 2023.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Defined benefit obligation

i.	Actuarial assumptions

Details of actuarial assumptions used for the years ended December 31, 2024 and 2023 are as follows:

	2024	2023
Discount rate	3.90%	4.60%
Future salary growth	4.7%~7.6%	5.3%~7.4%

Assumptions regarding future longevity and standard salary scale have been based on issued by Korea Insurance Development Institute.

As of December 31, 2024 and 2023, the weighted average duration of the defined benefit obligation was 8.7 years and 9 years, respectively.

ii.	Sensitivity analysis

The Company measures the risk of actuarial assumption changes as a 1% fluctuation in the discount rate and future salary growth rate of the amounts of defined benefit obligation, which reflects the management’s assessment of the risk of actuarial assumption fluctuation that can reasonably occur. The impact of a 1% fluctuation in discount rates and future salary growth rates on the Company’s defined benefit obligation as of December 31, 2024 and 2023 are as follows:

		December 31, 2024		December 31, 2023
		Increased by 1%	Decreased by 1%	Increased by 1%	Decreased by 1%
		(In thousands of Korean won)
Discount rate	₩	(9,956)	11,255	(11,682)	13,286
Future salary growth		11,270	(10,151)	13,397	(11,983)

Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

D.	Employee benefit expenses

i.	Details of employee benefit expenses recognized for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Wages and salaries	₩	124,800	117,300
Defined benefits plan expenses		20,595	14,218
Fringe benefit		5,784	10,190
Total	₩	151,179	141,708

ii.	Expenses are recognized in the statements of comprehensive income (loss) as follows:

		2024	2023
		(In thousands of Korean won)
Selling, general and administrative expenses	₩	151,179	141,708

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

11. Income taxes

A.	Amounts recognized in profit or loss

		2024	2023
		(In thousands of Korean won and number of shares)
Current tax expense
Current year	₩	-	8,217
Adjustments recognized related to prior period incomes (*)		762	910
		762	9,127
Deferred tax income
Origination and reversal of temporary differences		15,771	(28,148)
Deferred taxes charged directly to equity		(8,957)	4,409
		6,814	(23,739)
Tax expense (benefit) on continuing operations	₩	7,576	(14,612)

(*)	In the normal course of business, the Company is examined by taxation authority. The Company’s management regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of its liabilities for income taxes.

The Company establishes additional current tax liabilities for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liabilities for uncertain tax positions, as well as the related net interest and penalties, is included in income taxes in the statements of operations.

B.	Amounts recognized in OCI

		2024			2023
		Before tax	Tax (expense) benefit	Net of tax	Before tax	Tax (expense) benefit	Net of tax
		(In thousands of Korean won)
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liabilities	₩	38,534	(8,957)	29,577	(44,535)	4,409	(40,126)

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Reconciliation of effective tax rate

		2024	2023
		(In thousands of Korean won)
Loss before income tax	₩	(299,299)	(170,642)
Tax at the statutory income tax rate		(29,631)	(16,894)
Adjustments:
Expenses not deductible for tax purposes		1,034	1,310
Changes in unrecognized temporary difference		40,553	-
Adjustments recognized related to prior period incomes		762	910
Other (differences in tax rate, etc)		(5,142)	62
Tax expense (benefit)	₩	7,576	(14,612)
Effective income tax rate (*)		-	-

(*)	The effective tax rate is not calculated as the Company incurred a loss before income taxes for the year ended December 31, 2024 and 2023.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

D.	Movement in deferred tax balances

i.	Movement in deferred tax balances as of December 31, 2024

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Prepayments	₩	(2,675)	2,756	81
Property, plant and equipment		(22,212)	4,985	(17,227)
Other non-current financial assets		21,236	(2,330)	18,906
Other non-current non-financial assets		(2,970)	2,970	-
Contract liabilities		(2,473)	2,473	-
Short-term borrowings		(327)	-	(327)
Withholdings		11,385	-	11,385
Other non-current non-financial liabilities		-	(5,229)	(5,229)
Defined benefit liabilities		13,807	(1,776)	12,031
Total	₩	15,771	3,849	19,620
Loss carried forward	₩	-	20,933	20,933
Unrecognized deferred tax assets		-	(40,553)	(40,553)
Deferred tax assets (liabilities)	₩	15,771	(15,771)	-

ii.	Movement in deferred tax balances as of December 31, 2023

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Accounts receivable — Trade	₩	(21,129)	21,129	-
Prepayments		(5,509)	2,834	(2,675)
Property, plant and equipment		(25,323)	3,111	(22,212)
Other non-current financial assets		25,331	(4,095)	21,236
Other non-current non-financial assets		-	(2,970)	(2,970)
Contract liabilities		3,817	(6,290)	(2,473)
Short-term borrowings		(18,434)	18,107	(327)
Long-term borrowings		18,107	(18,107)	-
Withholdings		-	11,385	11,385
Defined benefit liabilities		7,990	5,817	13,807
Others		2,774	(2,774)	-
Total	₩	(12,376)	28,147	15,771
Deferred tax assets (liabilities)	₩	(12,376)	28,147	15,771

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

E.	Deferred assets (liabilities)

i.	Details of unrecognized deferred income tax assets as of December 31, 2024 and 2023 is as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Unrecognized temporary difference	₩	19,620	-
Loss carried forward		20,933	-
Total	₩	40,553	-

ii.	The maturity of unused loss carryforwards that are not recognized as deferred income tax assets as of December 31, 2024 is as follows:

Year of expiration		Unused loss carryforwards
		(In thousands of Korean won)
2039	₩	211,448

iii.	The timing of recovery of deferred tax assets and liabilities as of December 31, 2024 and 2023 is as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deferred tax assets
- Deferred tax assets to be recovered after more than 12 months	₩	51,870	35,043
- Deferred tax assets to be recovered within 12 months		11,385	11,385
Sub-total		63,255	46,428
Deferred tax liabilities
- Deferred tax liabilities to be recovered after more than 12 months		(22,457)	(25,182)
- Deferred tax liabilities to be recovered within 12 months		(245)	(5,475)
Sub-total		(22,702)	(30,657)
Unrecognized deferred tax assets		(40,553)	-
Deferred tax assets (liabilities), net	₩	-	15,771

12. Other assets

Details of other assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current
Prepaid expenses	₩	2,279	2,164
Non-current
Non-current prepayments		-	30,000
Total	₩	2,279	32,164

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

13. Trade and other receivables

Details of trade and other receivables as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Trade receivables
Accounts receivable — Trade	₩	18,449	-
Other receivables
Accounts receivable — Other	₩	-	30

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

14. Cash and cash equivalents

Cash and cash equivalents as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deposits in banks	₩	344,530	645,917
Foreign currency deposit in banks		7	13,689
Total	₩	344,537	659,606

The Company doesn’t have any restricted cash and cash equivalents as of December 31, 2024 and 2023.

15. Property, plant and equipment

A.	Reconciliation of carrying amount

Details of property, plant and equipment as of December 31, 2024 and 2023 are as follows:

		December 31, 2024
		Book value	Accumulated depreciation	Carrying amount
		(In thousands of Korean won)
Vehicles	₩	86,947	(64,215)	22,732
Office equipment		16,778	(12,492)	4,286
Furniture and fixtures		70,400	(27,171)	43,229
Right-of-use assets		259,838	(109,242)	150,596
Total	₩	433,963	(213,120)	220,843

		December 31, 2023
		Book value	Accumulated depreciation	Carrying amount
		(In thousands of Korean won)
Vehicles	₩	86,947	(52,925)	34,022
Office equipment		16,778	(11,022)	5,756
Construction in progress		70,400	(11,734)	58,666
Right-of-use assets		259,838	(57,276)	202,562
Total	₩	433,963	(132,957)	301,006

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Details of the changes in property and equipment for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Vehicles	Office equipment	Furniture and fixtures	Right-of-Use assets	Total
		(In thousands of Korean won)
Beginning balance	₩	34,022	5,756	58,666	202,562	301,006
Depreciation		(11,290)	(1,470)	(15,437)	(51,966)	(80,163)
Ending balance	₩	22,732	4,286	43,229	150,596	220,843

		2023
		Vehicles	Office equipment	Furniture and fixtures	Construction- In progress	Right-of-Use assets	Total
		(In thousands of Korean won)
Beginning balance	₩	45,311	7,225	-	70,400	254,529	377,465
Replacement		-	-	70,400	(70,400)	-	-
Depreciation		(11,289)	(1,469)	(11,734)	-	(51,967)	(76,459)
Ending balance	₩	34,022	5,756	58,666	-	202,562	301,006

The classification of depreciation expenses in the statements of comprehensive income for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Selling, general and administrative expenses	₩	80,163	76,459

B.	Leased property, plant and equipment

The Company leased the building during the years ended December 31, 2024 and 2023. As of December 31, 2024, Korean Won 150,596 thousand of right-of-use assets was recognized (December 31, 2023: Korean Won 202,562 thousand of building).

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

16. Financial instruments by category

The carrying amounts of financial instruments by category as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial assets at amortized cost
Cash and cash equivalents	₩	344,537	659,606
Accounts receivable		18,449	30
Other non-current financial assets		431,827	385,494
Financial assets at fair value through profit or loss
Long-term investment securities		71,941	93,219
Total	₩	866,754	1,138,349

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial liabilities at amortized cost
Trade and other payables (*)	₩	19,112	19,119
Current portion of long-term borrowings, net		-	100,000
Total	₩	19,112	119,119

(*)	Trade and other payables that are not financial liabilities are excluded.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

A.	Classification of investment assets based on liquidity

The classification of investment assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Non-Current investments
Equity securities – at FVTPL	₩	71,941	93,219

(*)	Short-term financial instruments are consisted of time deposits.

B.	Equity Securities as at FVTPL

The Company designated the investments shown below as equity securities at FVTPL because these equity securities represent investment that the Company intends to sell for strategic purposes.

		Fair value at December 31, 2024	Fair value at December 31, 2023
		(In thousands of Korean won)
Equity Securities (listed stocks)	₩	71,941	93,219

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Net gains and losses by category of financial instruments

The net gains and losses by category of financial instruments for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
		(In thousands of Korean won)
Interest income	₩	46,885	-	46,885
Gain or loss on foreign currency transactions		253	-	253
Gain or loss on valuation of long-term investment securities		-	(20,017)	(20,017)
Dividend income		-	1,256	1,256
Total	₩	47,138	(18,761)	28,377

		2023
		Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
		(In thousands of Korean won)
Interest income	₩	65,979	-	65,979
Gain or loss on foreign currency transactions		(93)	-	(93)
Gain or loss on valuation of long-term investment securities		-	19,576	19,576
Dividend income		-	1,121	1,121
Total	₩	65,886	20,697	86,583

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

17. Capital and reserves

A.	Share capital and share premium

Details of share capital and share premium as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In Korean won and number of shares)
Number of authorized shares		40,000	40,000
Value per share	₩	1,000	1,000
Number of shares issued		10,000	10,000
Common shares	₩	10,000,000	10,000,000

B.	Other components of equity

		December 31, 2024	December 31, 2023
		(In Korean won and number of shares)
Remeasurements of defined benefit liability	₩	(51,945)	(81,522)

18. Capital management

The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Company monitors capital using a ratio of ‘net debt’ to ‘total equity’. Net debt is calculated as total liabilities (as shown in the statement of financial position) less cash and cash equivalents. The Company’s net debt to adjusted equity ratio as of December 31, 2024 and 2023 is as follows.

		December 31, 2024	December 31, 2023
		(In Korean won and number of shares)
Total liabilities	₩	263,489	392,278
Less: Cash and cash equivalents		(344,537)	(659,606)
Net debt	₩	(81,048)	(267,328)
Total equity		826,387	1,103,685
Net debt to total equity ratio		-	-

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

19. Borrowings

Borrowings as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current Liabilities
Current portion of long-term borrowings, net	₩	-	100,000
Total		-	100,000

A.	Terms and repayment schedule

The terms and conditions of outstanding borrowings as of December 31, 2024 and 2023 are as follows:

				December 31, 2024		December 31, 2023
				(In thousands of Korean won)
	Currency	Nominal interest rate	Maturity	Face value	Carrying amount	Face value	Carrying amount
Unsecured borrowings	KRW	-	30-Sep-24	-	-	100,000	100,000

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

20. Trade and other payables

Trade and other payables as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Other payable	₩	19,112	19,119

21. Financial Instruments – Fair values and risk management

A.	Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

The carrying amounts of financial instruments by category as of December 31, 2024 and 2023 are as follows:

As of December 31, 2024		Fair value	Level 1	Level 2	Level 3	Total
		(In thousands of Korean won)
Financial assets at fair value
Long-term investment securities	₩	71,941	71,941	-	-	71,941

As of December 31, 2023		Fair value	Level 1	Level 2	Level 3	Total
		(In thousands of Korean won)
Financial assets at fair value
Long-term investment securities	₩	93,219	93,219	-	-	93,219

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Measurement of fair values

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

●	Level 1: quoted prices (unadjusted) in active markets for identical asset or liability.

●	Level 2: all inputs other than quoted prices included in Level 1 that are observable (either directly that is, prices, or indirectly that is, derived from prices) for the asset or liability.

●	Level 3: unobservable inputs for the asset or liability.

The fair value of financial instruments traded in an active market is determined based on the quoted market price as of the end of the reporting period. If the quoted prices are readily and regularly available through exchanges, sellers, brokers, industry groups, rating agencies or regulators and such prices represent actual market transactions that occur regularly between independent parties, they are considered active markets.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. These valuation techniques use as much market observable information as possible and use the least amount of Company-specific information. At this time, if all the significant input variables required to measure the fair value are observable, the financial instruments are classified as Level 2.

If more than one significant input variable is not based on observable market information, the item is included in Level 3.

The valuation techniques used to measure the fair value of a financial instrument include:

●	Market price or dealer price of a similar financial instrument

●	The fair value of derivative instruments is determined by discounting the amount to present value using the leading exchange rate as of the end of the reporting period.

C.	Financial risk management

The Company’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which the Company’s risk management program focuses on minimizing any adverse effects on its financial performance. The Company operates financial risk management policies and programs that closely monitor and respond to each risk factor.

i.	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterpart to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s receivables from customers. In order to manage credit risk, the Company regularly evaluate the credit worthiness of each customer or counterparty considering the party’s financial information, past experience, its own trading records and other factors. In relation to the impairment of financial assets subsequent to initial recognition, the Company recognizes the changes in expected credit loss(“ECL”) in profit or loss at each reporting date. The carrying amount of a financial asset represents the maximum exposure to credit risk.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The maximum exposure to credit risk of the Company as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Cash and cash equivalents	₩	344,537	659,606
Accounts receivable, net		18,449	30
Other non-current financial assets		431,827	385,494
Total	₩	794,813	1,045,130

Cash and cash equivalents and short-term financial instruments are deposited in financial institutions with strong credit rating.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company has established a credit policy under which each new customer is analyzed individually before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes external ratings, if they are available, financial statements, credit agency information, industry information and in some cases bank references.

The Company monitors customer credit risk, customers are grouped according to their credit characteristics, including whether they are an individual or a legal entity, their geographic location, industry, trading history with the Company and existence of previous financial difficulties. The Company does not require collateral in respect of trade and other receivables.

Expected credit losses (ECLs) and credit risk exposures for Accounts receivable as of December 31, 2024 and 2023 are as follows:

①	Accounts receivable — trade

As of December 31, 2024	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	18,449	-
More than 1 year	100.00%		-	-
Total		₩	18,449	-

②	Other receivables

As of December 31, 2024	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	431,827	-
More than 1 year	100.00%		-	-
Total		₩	431,827	-

As of December 31, 2023	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	385,524	-
More than 1 year	100.00%		-	-
Total		₩	385,524	-

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

ii.	Liquidity risk

Liquidity risk management includes the maintenance of sufficient cash and marketable securities, the availability of funds from appropriately committed credit lines, and the ability to settle market positions. Financial liabilities of the Company by maturity according to the remaining period from December 31, 2024 to the contractual maturity date are as follows:

		December 31, 2024
		Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
		(In thousands of Korean won)
Non-derivative financial liabilities
Other payable (*)	₩	19,112	19,112	-	-	-	-	19,112

(*)	Other payable excludes non-financial liabilities.

Financial liabilities of the Company by maturity according to the remaining period from December 31, 2023 to the contractual maturity date are as follows:

		December 31, 2023
		Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
		(In thousands of Korean won)
Non-derivative financial liabilities
Other payable (*)	₩	19,119	19,119	-	-	-	-	19,119
Current portion of long-term borrowings, net		100,000	-	100,000	-	-	-	100,000
Total	₩	119,119	19,119	100,000	-	-	-	119,119

(*)	Other payable excludes non-financial liabilities.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

iii.	Market risk

(a)	Foreign exchange risk

The Company is exposed to foreign exchange risk arising from cash equivalents primarily with respect to the US Dollar. Financial assets are exposed to foreign currency risk as of December 31, 2024 and 2023 are as follows:

December 31, 2024
(In U.S. Dollars)			(In thousands of Korean won)
Assets in U.S. Dollars	Liabilities in U.S. Dollars		Assets in Korean Won	Liabilities in Korean Won
$4.69	-	₩	7	-

December 31, 2023
(In U.S. Dollars)			(In thousands of Korean won)
Assets in U.S. Dollars	Liabilities in U.S. Dollars		Assets in Korean Won	Liabilities in Korean Won
$10,616	-	₩	13,689	-

The Company measures foreign exchange risk as a 10% fluctuation in the exchange rate of each foreign currency, which reflects the management’s assessment of the risk of exchange rate fluctuation that can be reasonably occur. The impact of a 10% fluctuation in foreign currency exchange rates on the Company’s profit or loss (before income tax effects) for the years ended December 31, 2024 and 2023 are as follows:

	2024		2023
	Increased by 10%	Decreased by 10%	Decreased by 10%	Decreased by 10%
	(In thousands of Korean won)
USD	1	(1)	1,369	(1,369)

The sensitivity analysis is based on monetary assets and liabilities denominated in foreign currencies other than the functional currency as of the end of the reporting period.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

(b)	Price risk

The Company’s marketable available-for-sale equity securities are susceptible to market price risk arising from the fluctuation in the price of the securities. The following table demonstrates the sensitivity analysis of a 10% change in the price of marketable equity securities on the Company’s statements of comprehensive income (before income tax effects) as of December 31, 2024 and 2023.

		December 31, 2024		December 31, 2023
		(In thousands of Korean won)
		Increased by 10%	Decreased by 10%	Increased by 10%	Decreased by 10%
Gain (loss) on valuation of financial assets at fair value through profit or loss	₩	7,194	(7,194)	9,322	(9,322)

22. Leases

A.	Leases as lessee

The Company leases building. The leases typically run for a period of 5 years with an option to renew or terminate the lease after that date.

Information about leases for which the Company is a lessee is presented below.

i.	Right-of-use assets

Right-of-use assets related to leased properties that do not meet the definition of investment property are presented as property, plant and equipment.

Details of right-of-use assets and lease liabilities recognized in the statements of financial position as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Building)
Acquisition price	₩	259,838	259,838
Accumulated depreciation		(109,242)	(57,276)
Net book value	₩	150,596	202,562

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Changes in right-of-use assets for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Beginning balance	₩	202,562	254,529
Depreciation		(51,966)	(51,967)
Ending balance	₩	150,596	202,562

ii.	Extension options

Some property leases contain extension options exercisable by the Company. Where practicable, the Company seeks to include extension options in new leases to provide operational flexibility. The extension options held are exercisable only by the Company and not by the lessors. The Company assesses at the lease commencement date whether it is reasonably certain to exercise the extension options. The Company reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

23. Statement of Cash flows

Adjustments for income and expenses from operating activities for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Depreciation	₩	80,163	76,459
Impairment of prepayment		30,000	-
Gains on valuation of long-term investment securities		(3,750)	(20,739)
Losses on valuation of long-term investment securities		23,767	1,163
Gains on foreign currency translation		(428)	(13)
Interest income		(46,885)	(65,979)
Severance benefits		20,595	14,217
Dividend income		(1,256)	(1,121)
Tax benefit (expenses)		7,576	(14,612)
Total	₩	109,782	(10,625)

Changes in assets and liabilities from operating activities for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Other current non-financial liabilities	₩	(17,113)	115,433
Other current assets		(84)	26,724
Trade and other payables		(7)	(959)
Accounts receivable		(18,449)	213,419
Value added tax payable		1,267	-
Value added tax receivable		385	6,806
Contract liabilities		-	(90,000)
Total	₩	(34,001)	271,423

Significant non-cash transactions for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Reclassification of long-term borrowings	₩	-	100,000

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The movements of liabilities to cash flows arising from financing activities for the years ended December 31, 2024 and 2023 are as follows:

		Current portion of long-term borrowings, net	Long-term borrowings, excluding current portion, net	Total
Balance at 1 January 2023	₩	82,900	100,000	182,900
Changes from financing cash flows
Repayment of borrowings		(82,900)	-	(82,900)
Reclassification		100,000	(100,000)	-
Total	₩	17,100	(100,000)	(82,900)
Balance at 31 December 2023	₩	100,000	-	100,000
Balance at 1 January 2024		100,000	-	100,000
Changes from financing cash flows
Repayment of borrowings		(100,000)	-	(100,000)
Total	₩	(100,000)	-	(100,000)
Balance at 31 December 2024	₩	-	-	-

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

24. Related parties

A.	List of related parties

List of related parties as of December 31, 2024 and 2023 are as follows:

Relationship	Entity
Key management personnel	Jung, Byung Shik
Key management personnel	Jung, Byung Gil
Other related parties	Jung, Moon Young
Other related parties	Dominico Inc.

B.	Transactions with related parties

Details of transaction with related parties for the years ended December 31, 2024 and 2023 are as follows:

			2024	2023
Related party	Name		Interest income	Interest income
			(In thousands of Korean won)
Other related parties	Jung, Moon Young	₩	46,334	41,362

C.	Account balances with related parties

The balances of receivables and payables to related parties as of December 31, 2024 and 2023 are as follows:

			December 31, 2024		December 31, 2023
Related party	Name of entity		Receivables	Other current non-financial liabilities (*1)	Receivables	Borrowings	Other current non-financial liabilities (*1)
			(In thousands of Korean won)
Key management personnel	Jung, Byung Gil	₩	-	70,000	-	100,000	83,905
Key management personnel	Jung, Byung Shik		-	45,000	-	-	45,000
Other related parties	Jung, Moon Young (*2)		600,000	-	600,000	-	-
Total		₩	600,000	115,000	600,000	100,000	128,905

(*1)	The company has entered into a service contract with the key management personnels and an unrelated film production company for the provision of services. Pursuant to this agreement, the key management personnels undertakes the provision of services while the Company acts in the capacity of an agency. The company received the service contract amount from an unrelated film production company in the previous year and paid 13,905 thousand Korean won to the key management during the current period. As of December 31, 2024 and 2023, the outstanding amount payable to the key management personnels is related to this contract. In connection with this contract, the Company has neither recognized revenue from the received amount nor incurred expenses.
(*2)	This is the amount excluding the present value discount of 168,173 in thousands of Korean won (prior year: 214,506 in thousands of Korean won) for the lease deposit.

APEITDA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

D.	Financial transactions with related parties

Details of significant financial transactions with related parties for the years ended December 31, 2024 and 2023 are as follows:

			2024	2023
Related party	Name		Repayment of borrowings	Repayment of borrowings
			(In thousands of Korean won)
Key management personnel	Jung, Byung Gil	₩	100,000	82,900
Total		₩	100,000	82,900

E.	Key management personnel compensation

The compensation for the key management personnel for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Short-term employee benefits	₩	124,800	111,300
Post-employment benefits		20,595	13,685
Total	₩	145,395	124,985

Compensation of the Company’s key management personnel includes salaries, non-cash benefits and contributions to a defined benefit plan.

25. Commitments

On September 14, 2023, an amendment was made to the equity interest exchange agreement, originally entered into on April 9, 2023, between the CEO, who is the dominant shareholder of the Company, and K Enter Holdings, Inc. for the purpose of listing on the NASDAQ through a merger with a SPAC company. The equity interest exchange agreement is effective on the date designated by K Enter Holdings, Inc. Upon the approval, the CEO of the Company will exchange 5,100 shares with the equity interest of K Enter Holdings, Inc. Following the equity interest exchange transaction, the Company is expected to be a subsidiary of K Enter Holdings, Inc.

26. Subsequent event

On January 2, 2025, K Enter Holdings Inc. completed the acquisition of a controlling interest in six Korean entities, including Apeitda Co., Ltd., through a share exchange. Upon the approval, the CEO of the Company exchanged 5,100 shares with the equity interest of K Enter Holdings, Inc. Following the equity interest exchange transaction, the Company become a subsidiary of K Enter Holdings, Inc.